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                                 SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. _____)*


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                              (Name of Issuer)


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                       (Title of Class of Securities)


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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.                           13G                       PAGE    OF   PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
                                                             (b) [ ]

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  3     SEC Use Only

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  4     Citizenship or Place of Organization

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    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]


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 11     Percent of Class Represented by Amount in Row (9)

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 12     Type of Reporting Person (See Instructions)

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                      *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP NO. 292872108                13G               PAGE 3 OF 4 PAGES

ITEM 1.

     (a) Engineering Animation, Inc.
     (b) 2321 North Loop Drive
         Ames, Iowa  50010


ITEM 2.

     (a) Matthew M. Rizai
     (b) c/o  Engineering Animation, Inc.
         2321 North Loop Drive
         Ames, Iowa  50010
     (c) United States
     (d) Common Stock
     (e) 292872108


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable.


ITEM 4.   OWNERSHIP

     (a) See response to Number 9 on cover page. Includes 254,789 shares issuable upon exercise of vested options and options that will vest within 60 days.
     (b)      See response to Number 11 on cover page.
     (c)(i)   See response to Number 5 on cover page.
     (c)(ii)  See response to Number 6 on cover page.
     (c)(iii) See response to Number 7 on cover page.
     (c)(iv)  See response to Number 8 on cover page.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not Applicable.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.







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CUSIP NO. 292872108                13G               PAGE 4 OF 4 PAGES

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.


ITEM 10.  CERTIFICATION

     Not Applicable.




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 12, 1999

                                    --------------------------------------------
                                                         Date

                                                 /s/ Matthew M. Rizai

                                    --------------------------------------------
                                                      Signature

                                                   Matthew M. Rizai

                                    --------------------------------------------
                                                      Name/Title